UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2006

Kinetic Concepts, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-09913	74-1891727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive San Antonio, Texas		78230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 28, 2006, the Board of Directors of Kinetic Concepts, Inc. ("KCI") approved and adopted amendments to the Amended and Restated 2003 Non-Employee Directors Stock Plan (the "Plan") and Kinetic Concepts, Inc. Compensation Policy for Outside Directors (the "Compensation Policy").

The Plan amendments clarify the adjustments to shares in the event of a recapitalization or reorganization. The Plan amendments also amend the annual stock grants to outside directors, to provide that on the date of each annual meeting, commencing with the 2007 annual meeting of shareholders, each outside director other than the Chairperson of the Board will receive an automatic grant of nonqualified stock options to purchase that number of shares of Company common stock with a Black-Sholes value approximately equal to $90,000 ($180,000 for the Chairperson of the Board) and a per share exercise price equal to the fair market value of the Company common stock as of the date of such annual meeting. The actual number of shares subject to the option shall be conclusively determined by KCI's Chief Financial Officer and set forth in the stock option award agreement.

The Compensation Policy amendments, which become effective with the 2007 calendar year, increase the annual retainer for outside directors to $35,000, the additional amount paid to the Chairperson of the Board to $35,000, the additional amount paid to the Chairperson of the Audit Committee and Chairperson of the Compensation Committee to $20,000, and the additional amount paid to Chairpersons of all other committees to $10,000. The Compensation Policy amendments also reflect the Plan amendments regarding annual stock grants to outside directors.

The foregoing descriptions are qualified in their entirety by the terms of the Amended and Restated 2003 Non-Employee Directors Stock Plan, as amended November 28, 2006, and the Kinetic Concepts, Inc. Compensation Policy for Outside Directors, Adopted November 28, 2006, which will be filed as exhibits to KCI's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

Date: December 4, 2006	By:	/s/ Teresa A. Johnson
	Name:	Teresa A. Johnson
	Title:	Vice President, Accounting and Finance